NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 20, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 7, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. International Game Technology ('IGT') merged with GTECH S.p.A. ('GTECH') with GTECH acquiring IGT through the formation of a new holding company, International Game Technology PLC which became effective before the opening on April 7, 2015. Each share of Common Stock of IGT was converted into the right to receive $14.3396 in cash and 0.1819 (New) Ordinary Shares of International Game Technology PLC. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 7, 2015.